EXHIBIT 99.1

Monarch Casino & Resort Reports Second Quarter 2020 Financial Results

RENO, Nev., July 22, 2020 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the second quarter ended June 30, 2020, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	(Decrease)	2020	2019	(Decrease)
Net revenue	$15,156	$62,761	(75.9%)	$66,167	$121,501	(45.5%)

Adjusted EBITDA(1)	490	16,519	(97.0%)	8,599	30,194	(71.5%)

Net (loss) income	($4,347)	$9,279	(146.8%)	($2,327)	$16,294	(114.3%)

Basic (losses) earnings per share	($0.24)	$0.52	(146.2%)	($0.13)	$0.91	(114.3%)
Diluted (losses) earnings per share	($0.24)	$0.50	(148.0%)	($0.13)	$0.88	(114.8%)

(1)     Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Following the state-mandated closure of our properties in mid-March, we took immediate steps to ensure that our Company preserved its financial flexibility to manage through the nearly three-month shutdown. We reduced expenses throughout the Company and worked with our bankers to secure the necessary amendments to our credit facility. Thanks to the commitment and sacrifices of our dedicated team, along with the support of our bankers, Monarch was well prepared to carry on during the state-mandated shutdowns of our operations and emerge from them in a financially stable position.

“Since the June 4 re-opening of Atlantis Casino Resort Spa and the June 17 re-opening of Monarch Casino Black Hawk, we have adjusted our staffing and services, in-line with the changing public health guidelines put forth by the governors of Nevada and Colorado, as well as by the CDC. Our focus from day one has been the health and safety of our team members and guests. Consequently, we have been extremely diligent in our approach to minimizing risks as we reintroduce our guests to the gaming, entertainment and hospitality experiences they have come to expect from Monarch.

“As a result of our cost mitigation measures and the strong initial reopening performance at both Atlantis and Black Hawk, Monarch generated 2020 second quarter revenue of $15.2 million and delivered positive Adjusted EBITDA of $0.5 million. Though visitation has not yet fully recovered to pre-COVID levels, and we continue to limit capacity in-line with the state-mandated re-opening guidelines, spend per visit has been very encouraging and our guests have offered positive feedback on the comprehensive safety measures we’ve implemented. The Company recorded June net revenue of $15.0 million and Adjusted EBITDA of $6.9 million. For the portion of June in which Atlantis Casino Resort Spa was open, gaming revenue increased 12% compared to the same period a year-ago. Gaming revenue at Monarch Casino Black Hawk for the portion of June in which the property was open declined, as table games have not yet been allowed to re-open.

“In Colorado, we continued to make progress on the construction of the new Monarch Casino Resort Spa Black Hawk throughout the shutdown. We anticipate that the podium and some hotel floors will open in the third quarter of 2020 and the balance of the hotel tower will open in the fourth quarter of 2020. Importantly, guest excitement continues to build with the recent removal of the construction wall separating the existing casino from the new expanded casino.

“On behalf of our Board of Directors, I’d like to thank our team members for their sacrifice during the unprecedented property shutdowns and for their tireless efforts as we worked quickly to implement new health and safety measures ahead of the re-openings.

“To our guests, everyone at Monarch thanks you for your patience during the closures and for your loyalty since our re-opening. It’s marvelous to see your smiling faces again. You’ve told us time and again that you value the friendly service and warm experience Monarch employees provide, and we believe you have clearly demonstrated your appreciation over the past few weeks. Finally, to our stockholders, we thank you for continuing to invest and trust in our entire team, which has given us the confidence to manage through the ongoing COVID-19 pandemic and to position Monarch for long-term success.”

Summary of 2020 Second Quarter Operating Results
For the 2020 second quarter, consolidated net revenue of $15.2 million decreased 75.9% from $62.8 million in the prior year. Casino, food and beverage (“F&B”), and hotel revenues decreased 69.8%, 83.9%, and 83.3% year-over-year, respectively. Revenue for each category decreased as a result of the COVID-19 outbreak and the temporary shutdown of the Company’s operations in Reno and Black Hawk which began late in the first quarter of 2020 and ended on June 4 and June 17, respectively.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2020 were $8.9 million compared to $16.5 million in the prior-year period, driven primarily by the mandated shutdown of the Company’s operations and temporary furloughs of approximately 90% of the Company’s employees as a result of the pandemic. As a percentage of net revenue, SG&A expense increased to 58.5% compared to 26.3% in the prior year period. Casino operating expense as a percentage of casino revenue decreased to 26.8% during the second quarter of 2020 from 34.5% in the prior-year period primarily as a result of cost cutting measures undertaken by the Company as well as strong initial casino performance as both properties re-opened late in the quarter. F&B operating expense as a percentage of F&B revenue increased to 96.6% during the second quarter of 2020 from 79.6% in the prior year period primarily as a result of higher labor costs as a percentage of revenue. Hotel operating expense as a percentage of hotel revenue increased to 61.8% in the second quarter of 2020 compared to 39.1% in the same period a year ago, primarily as a result of higher labor costs as a percentage of revenue.

The Company generated consolidated adjusted EBITDA of $0.5 million in the second quarter of 2020 compared to $16.5 million in the same period a year ago. Net income for the second quarter of 2020 decreased 146.8% and diluted EPS declined 148.0% compared to same period a year ago. The decline in adjusted EBITDA, net income and diluted EPS in the quarter is primarily a result of the COVID-19 outbreak and the temporary shutdown of the Company’s operations in Reno and Black Hawk which began late in the 2020 first quarter and lasted for more than two thirds of the second quarter

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk:

$ in millions	Budget Cost	Total Spent Through June 30, 2020	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$33	$1 - $3	Exterior Completed Interior 4Q20
Total Existing Facility	$110 - $112	$109	$1- $3

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$256	$8 - $13	3Q20/4Q20
Other	$8 - $10	$10	-
Total Expansion (4)	$320 - $330	$317	$8 - $13
Total Cost (4)	$430 - $442	$426	$9 - $16

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, additional work to tie the two buildings together, completed in the fourth quarter of 2019, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).
(4) As disclosed, the Company is in litigation with its Monarch Black Hawk contractor which has asserted damage claims against Monarch that also include impact claims from certain subcontractors. The amounts set forth by the Company in this table are exclusive of these additional damage amounts as such amounts are disputed by Monarch and also do not reflect counterclaims Monarch has asserted. Monarch intends to defend the claims and pursue the counterclaims vigorously.

Based on the current construction progress, the Company anticipates that the podium, which includes the expanded casino, restaurants, hotel administration, and lounges, as well as some hotel floors, will open in the third quarter of 2020 and the balance of the hotel tower will open in the fourth quarter of 2020.

Credit Facility and Liquidity
Capital expenditures of $8.9 million in the second quarter of 2020 include construction costs related to the Monarch Casino Black Hawk expansion as well as ongoing capital maintenance spending at the Company’s two properties. Capital expenditures during the quarter were funded from the Company’s available cash and cash equivalents. Total outstanding debt as of June 30, 2020 was $206.7 million, net of deferred loan costs. The Company has received a limited default and covenant waiver and amendments to its credit facility from its bankers, through September 29, 2020. Monarch is in continuing discussions with its bank group regarding additional relief options and amendments to the Amended Credit Facility.

The Company capitalized $1.4 million of interest expense in each of the second quarters of 2020 and 2019.

Monarch continues to believe that the cash in its interest-bearing money market fund and the $33.4 million available under its Amended Credit Facility as of June 30, 2020 will be sufficient to fund all remaining costs related to the completion of the Monarch Casino Resort Spa Black Hawk expansion and to support the Company’s ongoing operations as it continues to recover from the unprecedented pandemic.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our expectations regarding the return to normalized operations; (ii) our beliefs regarding the sufficiency of our cash and other resources; (iii) our beliefs regarding the effectiveness of the actions we've taken with respect to COVID-19 and the quality of our properties as key factors in Monarch's long-term success; (iv) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects, future operations and anticipated financial results (including pre-opening expenses, cash flow, liquidity and leverage) with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (v) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk (including the opening of portion of the expanded property ; and (vi) our expectations regarding our future position in, and share of, the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of the COVID-19 outbreak on our business, constructions projects, financial condition and operating results;
  actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with the COVID-19 outbreak;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts;
  our ability to  negotiate relief options and amendments to our Amended Credit Facility;
  our ability to maintain strong relationships with our regulators, employees, lenders, suppliers, customers, insurance carriers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, increased costs of labor and materials, contractor disagreements, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Black Hawk general contractor, including, as previously reported, the litigation against us by such contractor;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Black Hawk contractor in the above-mentioned litigation;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale year-around spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenues
Casino	$9,910	$32,836	$36,975	$61,812
Food and beverage	2,893	17,993	17,656	35,685
Hotel	1,472	8,809	7,889	17,314
Other	881	3,123	3,647	6,690
Net revenues	15,156	62,761	66,167	121,501

Operating expenses
Casino	2,652	11,337	12,270	22,157
Food and beverage	2,795	14,321	15,319	28,319
Hotel	910	3,447	3,898	6,577
Other	420	1,634	1,871	3,214
Selling, general and administrative	8,870	16,506	26,064	32,958
Depreciation and amortization	3,833	3,695	7,653	7,298
Other operating items, net	1,157	188	2,462	624
Total operating expenses	20,637	51,128	69,537	101,147
(Loss) income from operations	(5,481)	11,633	(3,370)	20,354

(Loss) income before income taxes	(5,481)	11,633	(3,370)	20,354
Benefit (provision) for income taxes	1,134	(2,354)	1,043	(4,060)
Net (loss) income	($4,347)	$9,279	($2,327)	$16,294

(Losses) earnings per share of common stock
Basic	$ (0.24)	$ 0.52	$ (0.13)	$ 0.91
Diluted	$ (0.24)	$ 0.50	$ (0.13)	$ 0.88

Weighted average number of common shares and potential common shares outstanding
Basic	18,181	17,997	18,169	17,967
Diluted	18,181	18,666	18,169	18,643

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	June 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$38,320	$60,539
Receivables, net	5,751	5,458
Income taxes receivable	1,228	185
Inventories	6,994	6,735
Prepaid expenses	4,323	6,238
Total current assets	56,616	79,155
Property and equipment
Land	30,769	30,769
Land improvements	7,842	7,842
Buildings	193,235	193,235
Buildings improvements	31,984	31,986
Furniture and equipment	149,718	152,461
Construction in progress	304,448	285,789
Right of use assets	15,167	15,574
Leasehold improvements	3,848	3,848
	737,011	721,504
Less accumulated depreciation and amortization	(224,871)	(220,021)
Net property and equipment	512,140	501,483
Other assets
Goodwill	25,111	25,111
Intangible assets, net	955	1,538
Deferred income taxes	2,683	2,683
Other assets, net	-	908
Total other assets	28,749	30,240
Total assets	$597,505	$610,878
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$25,000	$20,000
Accounts payable	6,591	17,037
Construction accounts payable	3,100	7,528
Accrued expenses	25,528	34,109
Short-term lease liability	788	791
Total current liabilities	61,007	79,465
Long-term lease liability	14,392	14,797
Long-term debt, net	181,684	175,415
Total liabilities	257,083	269,677
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 18,189,562 outstanding at June 30, 2020;
18,141,383 outstanding at December 31, 2019
Additional paid-in capital	36,089	35,215
Treasury stock, 906,738 shares at June 30, 2020; 954,917 shares at	(12,103)	(12,777)
December 31, 2019
Retained earnings	316,245	318,572
Total stockholders' equity	340,422	341,201
Total liabilities and stockholders' equity	$597,505	$610,878

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net (loss) income, a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted EBITDA (1)	$490	$16,519	$8,599	$30,194
Expenses:
Stock based compensation	(981)	(1,003)	(1,854)	(1,918)
Depreciation and amortization	(3,833)	(3,695)	(7,653)	(7,298)
Benefit (provision) for income taxes	1,134	(2,354)	1,043	(4,060)
Pre-opening expenses (2)	(236)	(188)	(990)	(624)
Construction litigation expenses (2)	(177)	-	(332)	-
COVID-19 expenses (2) (3)	(288)	-	(288)	-
CO legislation lobbying expenses (2)	(450)	-	(847)	-
Gain on disposition of assets (2)	(6)	-	(5)	-
Net (loss) income	($4,347)	$9,279	($2,327)	$16,294

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2) Amount included in the “Other operating items, net” in the Consolidated Statement of Income.
(3) Includes equipment and supplies directly attributable to the pandemic for reopening of properties; such expenses are incremental to normal operations.